Exhibit 5.1

April 21, 2009

Blackwater New Orleans, L.L.C.
660 LaBauve Drive
Westwego, LA 70094
Attention: Dale Chatagnier

Gentlemen:

JPMorgan Chase Bank, N.A. (the "Bank") has extended a $2,500,000.00 term loan (the "Term Loan") to Blackwater New Orleans, L.L.C. (the "Borrower") which is evidenced by the Term Note dated December 23, 2008 executed by the Borrower and payable to the order of the Bank in the principal amount of $2,500,000.00 (as renewed, modified or replaced, the "Term Note"). The Term Loan is governed by the Credit Agreement dated as of December 23, 2008 by and between the Borrower and the Bank (as amended from time to time, the "Credit Agreement"). The Term Note is secured in part by account number 2908782200 maintained at the Bank by the Borrower (the "Account") and pledged to the Bank pursuant to the Assignment of Deposit Account dated December 23, 2008 executed by the Borrower (the "Assignment").

Pursuant to Section 3.1 D of the Credit Agreement, the Borrower agreed to at all times maintain in the Account an amount equal to at least twelve (12) months of principal due and payable under the Term Note (the "minimum balance requirement"). The Borrower has asked that the Bank waive this minimum balance requirement, and the Bank has agreed to do so provided that and so long as (i) the Account continues to be pledged to the Bank pursuant to the terms of the Assignment and (ii) commencing April 30, 2009, and continuing on the last day of each calendar month thereafter, proceeds from the Account are applied to pay the scheduled monthly principal installments of $41,666.66 each that are due and payable under the Term Note.

To facilitate the payment of the scheduled monthly principal payments due on the Term Note from the Account, the Borrower hereby authorizes the Bank to initiate debit entries to the Account and to debit the same to the Account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in the Account. The Borrower acknowledges (1) that such debit entries may cause an overdraft of such account which may result in the Bank's refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the Account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Please understand the Bank's consent to waive the minimum balance requirement for the Account does not constitute a waiver of any defaults or events of default that may currently exist or that may subsequently occur. The Bank's delay in exercising any of its rights under the Term Note, the Credit Agreement, the Assignment or any Related Documents does not constitute a waiver of any rights of the Bank except as specifically agreed to in writing by the Bank.

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The Bank's consent to waive the minimum balance requirement for the Account set forth in this letter shall not become effective unless and until the Bank receives a duplicate original copy of this letter duly executed by the Borrower authorizing the Bank initiate debit entries to the Account to make the scheduled monthly principal payments on the Term Note. All other terms and conditions of the Credit Agreement, the Term Note, the Assignment and the other Related Documents are hereby ratified and confirmed. The Borrower represents and warrants that all representations and warranties set forth in the Credit Agreement, the Term Note and the other Related Documents are true and correct as of the date that this letter is executed by the Borrower and that no event of default has occurred and is continuing under the Credit Agreement, the Term Note or the Related Documents.

THIS WRITTEN LETTER AND THE OTHER RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE BANK AND THE BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE BANK AND THE BORROWER.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE BANK AND THE BORROWER.

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